As filed with the Securities and Exchange Commission on August    , 1996
Commission File Number

                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                               FORM S-1
                          REGISTRATION STATEMENT
                                 Under
                       The Securities Act of 1933

                          TRINITY WORKS, INC.
    TEXAS                                                 94-6615349
(State or other     (Primary Standard Industrial       (I.R.S. Employer
jurisdictions         Classification Code Number)    Indemnification Number)
of incorporation
or organization)
                      12201 Technology Boulevard
                             Suite 145
                         Austin, Texas 78727
                      Telephone:  (512) 249-1099
       (Address and telephone number of registrant's principal executive offices and principal place of business.)

                            Mark Castleman
                      12201 Technology Boulevard
                               Suite 145
                           Austin, Texas 78727
                       Telephone:  (512) 249-1099
        (Name, address and telephone number of agent for service.)

                             with copies to:
                             Jody M. Walker
                             Attorney At Law
                          7841 South Garfield
                         Way Littleton, Colorado
                         80122

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 133, check the following box:   | x |













<PAGE 3>


              CALCULATION OF REGISTRATION FEE
========================================================================
Title of each                  Proposed      Proposed         Amount of
class of         Amount to be  offering      aggregate      registration
securities        registered     price     offering price      fee,<F3>
- ------------------------------------------------------------------------
 Common Shares,<F1>
  $.001 par value  104,000       $2.50        $260,000           $89.66
A Warrants         100,000       $.001<F2>       $100             $3.45
 Common Shares<F4>
                   100,000       $4.00        $400,000          $137.93
B Warrants         100,000       $.001<F2>        $100             $.03
 Common Shares <F4>
                   100,000       $6.00        $600,000          $206.90
C Warrants         250,000       $.001<F2>        $250             $.09
 Common Shares <F4>
                   250,000      $10.00      $1,000,000          $344.83
Common Shares<F5>
                 1,208,984       $2.50      $3,022,460        $1,042.23

- ------------------------------------------------------------------------
Total                                       $5,282,910        $1,825.12
========================================================================

<F1>Represents Common Shares necessary to effect the
distribution described in the Registration Statement.
<F2>Estimated solely for purposes of calculating the registration fee. <F3>Represents 1/29 of 1% of the value of the Common Shares being registered.
<F4>Represents Common Shares underlying the A, B, and C Warrants being registered hereunder on behalf of the Selling Security Holders.
<F5>Represents Common Shares being registered hereunder on behalf of the Selling Security Holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                    TRINITY WORKS, INC.
                    Cross Reference Sheet between Items of Form S-1
                 and Prospectus Pursuant to 501(b) of Regulation S-K.

Items in Form S-1                                   Location in
                                                    Prospectus

1.   Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus                                Outside Front Cover Page.

2.   Inside Front and Outside Back              Inside Front Cover Page;
     Cover Pages of Prospectus                  Outside Back Cover Page;

3.   Summary Information & Risk Factors         Prospectus Summary;
                                                Risk Factors.

4.   Use of Proceeds                            Use of Proceeds

5.   Determination of Offering Price            Not Applicable

6.   Dilution                                   Not Applicable

7.   Selling Security Holders                   Selling Security Holders

8.   Plan of Distribution                       Inside Front Cover Page;
                                                Prospectus Summary; The
                                                Distribution

9.   Description of Common Stock                Outside Front Cover Page
      to be Registered                          Prospectus Summary;
                                                Description of Securities

10.  Interest of Named Experts                  Interest of Named Experts
       and Counsel                              and Counsel.
11.  Information with Respect to                The Corporation; Legal
       the Registrant                           Proceedings; Market
                                                Information of Common
                                                Shares; Financial Statements;
                                                Selected Financial Data;
                                                Management's Discussion and
                                                Analysis of Financial
                                                Condition, Management;
                                                Certain Relationships and
                                                Related Transactions;
                                                Principal Shareholders.

12.  Statement as to Indemnification            Management - Indemnification.

                    PRELIMINARY PROSPECTUS DATED AUGUST 7, 1996
                          SUBJECT TO COMPLETION
                    104,000 Common Shares to be distributed
           1,208,894 Common Shares on behalf of Selling Security Holders
                           100,000 A Warrants
                   100,000 Common Shares underlying the A Warrants
                           100,000 B Warrants
                   100,000 Common Shares underlying the B Warrants
                           250,000 C Warrants
                   250,000 Common Shares underlying the C Warrants

                                TRINITY WORKS, INC.
                         Common Stock   ($.001 Par Value)

As more fully set forth herein, Pratt, Wylce & Lords, Ltd., a Nevada corporation ("Pratt"), proposes to distribute (the "Distribution") on or
about          , 1996 as a dividend to its shareholders of record at the close of business on January 5, 1996 (the "Record Date"), one share of the common stock, par value $.001 per share (the "Common Shares") of Trinity Works, Inc., a Texas corporation (the "Corporation"), for each twenty shares of
Pratt common stock, par value $.001 per share (the "Pratt Common Stock"),
held by each Pratt shareholder on the Record Date.   Pratt will distribute
104,000 Common Shares (29.89% of the 348,000 shares of Common Stock owned by
it), which represents 4.21% of the Corporation's outstanding Common Stock on the
Record Date.   The Distribution will be made by Pratt without the payment of any consideration by its shareholders. No fractional shares will be
distributed.   See "The Distribution."   The Common Shares of the Corporation
owned by Pratt that are not being distributed are being registered for sale by
Pratt as a selling shareholder.   The expenses of the Distribution are estimated
to be $34,825.12 and are to be paid by the Corporation.

Additionally, the Corporation is registering 1,208,984 Common Shares on
behalf of its selling security holders.    The Corporation is
registering 100,000 A and B Warrants and the stock underlying said A and
B Warrants on behalf of its selling security holders.   The A and B
Warrants are exercisable into one Common Share each at the purchase
price of $4.00 and $6.00, respectively.   The A and B Warrants shall be
effective for a period of two years from the date of issuance and shall be redeemable by the Corporation at $.001 per A and B Warrant upon thirty days notice. The Corporation is registering 250,000 C Warrants and the stock
underlying said C Warrants on behalf of its selling security holders.   The C
Warrants are exercisable into one Common Share each at the purchase price of
$10.00.   The C Warrants shall be effective for a period of three years from the date of issuance and shall be redeemable by the Corporation at $.001 per C Warrant upon thirty days notice.

Prior to the date hereof, there has been no trading market for the Common
Stock of the Corporation.  The Corporation has agreed to use its best efforts to apply for the quotation of its Common Stock on the National
Association of Securities Dealers Automated Quotation System ("NASDAQ").   There
can be no assurance, however, that the Common Stock will be quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be maintained.

There are material risks in connection with the purchase of the securities. See Risk Factors, page 12

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment.   A
registration statement relating to these securities has been filed with the
Securities and Exchange Commission.   These securities may not be sold
nor may offers to buy be accepted prior to the time the registration
statement becomes effective.   This prospectus shall not constitute an offer
to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

                          Available Information

The Corporation has filed with the Securities and Exchange Commission
(the "Commission"), Washington, D.C. office, a Registration Statement on Form
S-1 (Registration No.              ) under the Securities Act of 1933, as
amended (the "Securities Act"), for the registration of the securities
offered hereby.   This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Corporation and the securities to
which this Prospectus relates.   Statements contained herein concerning the
provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit
to the Registration Statement.   Each such statement is qualified in its
entirety by such reference.   Items of information omitted from this
Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

Upon consummation of this offering and the Distribution, the Corporation will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. The reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Northwestern Atrium Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and the New
York Regional Office, 7 World Trade Center, New York, New York
10048.   Copies of such material can be obtained from the Public Reference
Section of the Commission, Washington, D.C. 20549 at prescribed rates.


<Page 7>
                      Reports to Security Holders

The Corporation will furnish to shareholders: (i) an annual report containing financial information examined and reported upon by its certified public accountants; (ii) unaudited financial statements for each of the first three quarters of the fiscal year; and (iii) additional information concerning the business and operations of the Corporation deemed appropriate by the Board of Directors.

The approximate date on which this Prospectus is first being sent to
holders of Pratt Common Stock is                   , 1996.

- ---------------------------------------------------------------------------
                           TABLE OF CONTENTS
- ---------------------------------------------------------------------------
PROSPECTUS SUMMARY                                               9
RISK FACTORS                                                    12
THE DISTRIBUTION                                                16
SELLING SECURITY HOLDERS                                        17
USE OF PROCEEDS                                                 19
THE CORPORATION                                                 20
BUSINESS ACTIVITIES                                             21
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION                                       24
 Trends and Uncertainties
 Capital and Source of Liquidity
 Results of Operations
CERTAIN TRANSACTIONS                                            26
MANAGEMENT                                                      27
 Officers and Directors
 Remuneration
 Indemnification
SHARES ELIGIBLE FOR FUTURE SALE                                  31
NASDAQ LISTING                                                   32
PRINCIPAL SHAREHOLDERS                                           33
DESCRIPTION OF SECURITIES                                        34
LEGAL MATTERS                                                    36
LEGAL PROCEEDINGS                                                36
EXPERTS                                                          36
INTERESTS OF NAMED EXPERTS AND COUNSEL                           36

- --------------------------------------------------------------------------
                         PROSPECTUS SUMMARY
- --------------------------------------------------------------------------

The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this Prospectus.

The Corporation.   The Corporation was incorporated in Texas on August 1,
1994.   The Corporation was authorized to issue Fifty Million
(50,000,000) Common Shares, $.001 par value.   The Board of Directors
of the Corporation has authorized a dividend distribution of 100,000 A
Warrants on a pro rata basis to the shareholders of record as of October
15, 1995.    The A Warrants shall be exercisable for a period of two
years from issuance.   The A Warrants shall exercisable into Common Shares
of the Corporation at the exercise price of $4.00 per Common Share.  The
Board of Directors of the Corporation has also authorized a dividend distribution of 100,000 B Warrants on a pro rata basis to the shareholders
of record as of October 15, 1995.   The B Warrants shall be exercisable
for a period of two years from issuance.  The B Warrants shall be exercisable into Common Shares of the Corporation at the exercisable price
of $6.00 per Common Shares.    The Board of Directors of the Corporation
has also authorized a dividend distribution of 250,000 C Warrants on a pro rata
basis to the shareholders of record as of October 15, 1995.   The C Warrants
shall be exercisable for a period of three years from issuance. The C Warrants shall be exercisable into Common Shares of the Corporation at the exercisable price of $10.00 per Common Share.

The Corporation's executive offices are located at 12201 Technology
Boulevard Suite 145, Austin, Texas 78727.   Telephone No. (512) 249-
1099.   These offices consist of 2997 square feet on a month to
month lease for $2,216 per month.

The operations and objectives of the Corporation are to manufacture and sell performance and productivity enhancement products for desktop computer systems and networks.

The Distribution.

Securities Being Distributed                 104,000 of the Corporation's
                                             Common Shares.

Purpose of Distribution                      To enhance the Corporation's
                                             ability to raise additional
                                             capital, if necessary,
                                             in the future.

Shares of Common Stock
    Outstanding
   After Distribution                        2,760,602 Common Shares.


Distributing Corporation                     Pratt, Wylce & Lords, Ltd., a
                                             Nevada corporation.

Distribution Ratio                           One Common Share for
                                             approximately every twenty five
                                             shares of Pratt Common Stock
                                             owned of record on January 5,
                                             1996 (the "Record Date").

Use of Proceeds                              The securities to which this
                                             Prospectus relates are being
                                             distributed to holders of Pratt
                                             Common Stock as a dividend
                                             and neither the Corporation nor
                                             Pratt will receive any cash or
                                             other proceeds in connection
                                             with the Distribution.

                                             Additionally this Prospectus
                                             relates to securities being
                                             registered on behalf of selling
                                             security holders and the
                                             Corporation will not receive
                                             any cash or other proceeds in
                                             connection with the subsequent
                                             sale.   Any proceeds received
                                             from the subsequent exercise of
                                             the A, B and C Warrants shall
                                             be used as working capital and
                                             to expand operations.

Certain Factors to be Considered             See "Risk Factors."

Absence of Dividends;
   Dividend Policy                           The Corporation does not
                                             currently intend to pay regular
                                             cash dividends on its Common
                                             Shares; such policy will be
                                             reviewed by the Corporation's Board
                                             of Directors from time to time
                                             in light of, among other things,
                                             the Corporation's earnings and
                                             financial position.   See "Risk
                                             Factors."

Transfer Agent                               The Corporation shall act as its
                                             own Transfer Agent until after
                                             completion of the Distribution.

Selected Financial Information. The selected financial information presented below under the captions and "Balance Sheet" as of the years ended January 31, 1996 and 1995 and "Statement of Operations" for the years ended January 31, 1996 and 1995 are derived from the audited

financial statements of the Corporation.   The selected financial
information present below under the captions "Balance Sheet" as of April 30,
1996  and the Statement of Operations for the six months ended April 30,
1996 and 1995 is derived from the unaudited financial statements of the
Corporation.

The Balance Sheet and Statement of Operations have not been audited by independent certified public accountants however, in the opinion of management, all adjustments (which include only normal recurring adjustments) have been made in order to present fairly the operations for
this period.   See "Management's Discussion and Analysis of Financial
Condition" and "Financial Statements."


                                      BALANCE SHEET
                                     January 31,   January 31,    April 30,
                                       1996           1995          1996

Total Assets                         $521,668       $132,748      $741,443
                                   ------------   -----------    -----------

Total Liabilities                    $211,075       $173,056      $288,598

Total Stockholders'
 Equity (Deficit)                    $310,593       $(40,308)     $452,845
                                   ------------   ------------   -----------

Total Liabilities &
  Stockholders' Equity               $521,668       $608,614      $741,443
                                   ============   ============   ===========

                               STATEMENT OF OPERATIONS
                                                                   For Six          For
                                     Six For Year   For Year        Months          Months
                                      Ended          Ended          Ended           Ended
                                     Jan. 31         Jan 31,       April 30,       April
30,
                                      1996            1995           1996
1995
Revenues from continuing
   operations                       $203,015         $7,519       $491,756          $26,589

Income (Loss) from
 continuing operations
                                    (920,208)       (36,308)       145,619              176


Nonoperating Income
 (Expense)                           (10,795)        (5,000)        (3,367)         (3,000)
Provision (Credit) For
Income Taxes                              -              -              -                -
Net income (loss)
                                    (931,003)       (41,308)      $142,252          (2,824)
Net income (loss) per common
share of outstanding stock
                                    $  (0.53)      $  (0.03)         $0.06          $(0.00)

- -------------------------------------------------------------------------
                          RISK FACTORS
- -------------------------------------------------------------------------

In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider, among other things, the following Risk
Factors:

No Diversification.   The Corporation manufactures and sells performance
and productivity enhancement products for desktop computer systems and
networks.   Therefore, the Corporation's financial viability will depend almost exclusively on its ability to generate revenues from its operation, and the Corporation will not have the benefit of reducing its financial risks by relying on revenues derived from other operations.

Uncertainty of Future Financial Results.    The Corporation has experienced
accumulated losses from operations to date and future financial results are uncertain. As such, there can be no assurance that the Corporation can be operated in a profitable manner. Profitability depends upon many factors, including the success of the Corporation's marketing program, the maintenance or reduction of expense levels and the success of the Corporation's business
activities.   The Corporation has accumulated losses from operations as of
April 30, 1996 of $830,059.   Lacking future profitable operations, the
Corporation will require additional capital. Even if the Corporation obtains future financing or revenues to expand operations, increased production or marketing expenses would adversely affect liquidity of the Corporation.
See FINANCIAL STATEMENTS.

Liquidity Dependent on Additional Capital and Debt Financing.   On a long
term basis, liquidity is dependent on increased revenues from operations and
additional infusions of capital and debt financing.   The Corporation
believes that additional capital and debt financing in the short term will allow the Corporation to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that the Corporation will be able to obtain additional equity or debt financing in the future, if at all.

No Ability to Control Affairs of the Corporation.   The majority shareholders
and the officers and directors of the Corporation as a group own over 65% of all of the outstanding common shares of the Corporation. As a result, these individuals have the ability to control the affairs of the Corporation.
See MANAGEMENT and PRINCIPAL SHAREHOLDERS.

Dependence on Key Individuals. The future success of the Corporation is highly dependent upon the Corporation's ability to attract and retain
qualified key employees.   The Corporation has not yet entered into
definitive employment agreements with any such individuals.   The inability
to attract and retain these individuals for the long term would have a material impact upon the business of the Corporation. See CORPORATION - Employees and MANAGEMENT.

Lack of Experience of Management.   The financial success of the
Corporation is partly dependent upon the management expertise and judgment
of its officers regarding the promotion of its products.   The current
officer has prior management experience with large and small businesses, however, does not have prior experience in the specific type of products
being promoted by the Corporation.   Two of the Directors, Michael
Castleman, Jr. and Kent Bradshaw, each have limited prior experience in
the specific type of products being promoted by the Corporation.    The officers
and directors will have the exclusive authority to manage and control and make
all decisions regarding the business and affairs of the Corporation.   There can
be no assurance that management will be able to successfully conduct the operations of the Corporation due to this lack of experience.

The current officer of the Corporation devotes all of his time to the affairs
of the Corporation.    The remaining directors spend as much time as deemed
necessary on the corporate business affairs (estimated to be approximately 60% of their time) but are not required nor expected to devote their entire time or efforts to the Corporation's business and affairs.

Conflicts of Interest.   Some of the directors of the Corporation are
currently principals of other businesses.   As a result, conflicts of interest
may arise. The directors shall immediately notify the other directors of any possible conflict which may arise due to their involvement with other
businesses.   The interested directors in any conflict shall refrain from
voting on any matter in which a conflict of interest has arisen.    The
Corporation has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms which are fair and reasonable to the Corporation and approved by a majority of the disinterested directors of
the Corporation's Board of Directors.   For further discussion see Management
- - Conflicts of Interest Policy.   There can be no assurance that such other
activities will not interfere with the officers' and directors' ability to discharge their obligation herein.

Competition.   There is significant competition in the computer industry.
The Corporation will be competing with established companies and other entities (many of which may possess substantially greater resources than
the Corporation).   Almost all of the companies with which the Corporation
competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Corporation now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. The Corporation shall compete on the basis of quality and on public taste in addition to a price basis. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein. See THE CORPORATION - Competition.

Benefit to Management. Although currently the officers and directors have received minimal compensation and common shares for their services, the Corporation may, in the future, compensate the Corporation's management with substantial salaries and other benefits. Even though no compensation plan has been proposed or agreed upon, the payment of future salaries and the costs of these benefits may be a burden on the Corporation and may be a factor in limiting or preventing the Corporation from achieving profitable operations in the future. However, the Corporation would not continue to compensate management with such substantial salaries and other benefits under circumstances where to do so would have a material negative effect on the Corporation's financial condition. See MANAGEMENT - Remuneration.

Arbitrarily Determined Warrant Exercise Price. The exercise price of the A , B and C Warrants being registered on behalf of the Selling Security holders was established arbitrarily by the Corporation with no direct relationship to the original offering price or the Corporation's assets, book value, shareholder's equity or any other recognized criterion of value.
Accordingly, the A, B and C Warrants can be considered to have little or no value at the present time.

No Assurance of Public Market for Securities. There is no market for the securities of the Corporation and there can be no assurance that an established trading market (or any public market) will develop at the conclusion of this offering, or that if developed, it would be sustained, or that the securities distributed hereunder may be resold at their original book value price or at any other price. Any market for the securities of the Corporation that may develop will, in all likelihood, be a substantially limited one.

Effect of Future Sales of Common Shares and Uncertainty of Market
Development.   Upon completion of the distribution and a successful
completion of the registration of warrants herein the Corporation will have 2,760,602 common shares outstanding, of which the A, B and C Warrants and underlying Shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). Upon the effective date of this Registration Statement, 1,312,984 of the currently 2,760,602 restricted Shares subject to certain limitations of Rule 144 of the Securities Act will become
available for public sale.   This does not include any Common Shares
underlying the A, B or C Warrants.    No assurance can be given that the
availability of such Common Shares for sale will not have an adverse impact on the market price of the Corporation's Common Shares, should one develop. Prior to this offering, there has been no public market for any securities of this Corporation. Management of the Corporation cannot predict to what extent a secondary market in the Common Shares will develop and provide liquidity for holders of the Common Shares. See SALE OF SHARES PURSUANT
TO RULE 144 and MARKET INFORMATION ON COMMON SHARES.

Possible Restrictions to Sales of Corporation Securities.   Until the
Corporation obtains a listing on NASDAQ, if ever, the Corporation's securities may be covered by a Rule 15c2-6 under the Securities Exchange
Act of 1934 that imposes additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determined, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph
(ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written
statement.   A designated security means any equity security
other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; or . . . (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date
of the transaction with the person.   Consequently, the rule may affect the
ability of broker-dealers to sell the Corporation's securities and also may affect the ability of purchasers in this offering to sell their shares in the
secondary market.   See NASDAQ Listing - Broker-Dealer Sales of Corporation's
Securities.

Lack of Dividends. There can be no assurance that the continued operations of the Corporation will result in any further revenues or will be profitable. At the present time, the Corporation intends to use any earnings which may be generated to finance the growth of the Corporation's business. Accordingly, while payment of dividends rests within the discretion of the Board of

Directors, the Corporation does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid. See DIVIDEND POLICY.

Vulnerability to Fluctuations in Economy. Demand for the Corporation's proposed products is dependent on, among other things, general economic conditions which are cyclical in nature. Prolonged recessionary periods may be damaging to the Corporation.


- ----------------------------------------------------------------------------
                            THE DISTRIBUTION
- ----------------------------------------------------------------------------

After careful study and review, the Board of Directors of Pratt determined that it would be in the best interests of Pratt and its shareholders to distribute a portion of the Corporation's Common Shares held by Pratt to its shareholders. In addition, the Corporation and Pratt determined that such a distribution would be in the best interests of the Corporation. Pratt shareholder's may realize economic benefits from the sale of any Common Stock distribution if a market for the Corporation's Common Stock develops, although there can be no assurances that any such market will
result.   Pratt and the Corporation believe that the distribution to
Pratt's shareholders, which will result in an increased shareholder base of the Corporation, will be an advantage to the Corporation at such time as the Corporation may require additional capital and/or make application to
NASDAQ.   The increased shareholder base of approximately 1,321
shareholders represents an increase in potential future purchasers of additional stock in any subsequent offering or in the stock market if these individuals are satisfied with the performance of the Corporation's operations.

Accordingly, after obtaining the approval of the independent directors on Pratt's Board of Directors, the Board of Directors of Pratt declared a
dividend pursuant to which, on or about                 , 1996,
104,000 shares of the issued and outstanding Common Stock of the Corporation, constituting 29.89% of the shares of Common Stock owned by Pratt, will be distributed to the shareholders of record of Pratt as of January 5, 1996 on the basis of one share of Common Stock for each
twenty five shares of Pratt Common Stock held.   The Common Shares are
being distributed by Pratt as a dividend to holders of Pratt Common
Stock and neither the Corporation nor Pratt will receive any cash or other
proceeds in connection with the Distribution.   No fractional Common Shares
will be issued. Pratt had approximately 1,321 shareholders of record on the
Record Date.   The Pratt Common Stock is quoted on over-the-counter under the symbol "PWLS".

In order to comply with certain provisions of Texas corporate law, on August 1, 1996 (the "Payment Date') Pratt deposited the Common Shares to be distributed with Florida Atlantic Stock Transfer, Inc. (the "Depositary"). The Depositary will hold such Common Shares for the benefit of Pratt
shareholders on the Record Date.   The terms of the agreement with the

Depositary provides that the Common Shares will be released promptly after the Registration Statement to which this Prospectus relates is declared
effective by the Commission.   However, if the Registration Statement is
not declared effective prior to July 31, 1997, then, unless such date is changed by notice to the Depositary from the Corporation, the Depositary shall return all such Common Shares to Pratt without effecting the distribution.

- ---------------------------------------------------------------------------
                         SELLING SECURITY HOLDERS
- ---------------------------------------------------------------------------

The Corporation shall register pursuant to this prospectus 1,208,984
Common Shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the Common Shares being registered on behalf of the selling shareholders.

Name            Amount         Total     % Owned    Amount     % Owned
                Being          Number    Prior to   Owned       After
               Registered     of Shares   Offering   After      Offering
                                                   Offering
John Baer        3,000          3,000       .11%       0           0%
Steve Bell       3,000          3,000       .11%       0           0%
Tom Brennan     15,000         15,000       .61%       0           0%
Ed Carlow        5,000          5,000       .20%       0           0%
Sue Castleman    8,333          8,333       .30%       0           0%
Pagogh Cho       3,000          3,000       .11%       0           0%
   Jonathan Ceck
Al Damalak       7,000          7,000       .25%       0           0%
Pauline Darosa   4,000          4,000      .145%       0           0%
William DeMayo
 Murray Trachter 3,000          3,000       .11%       0           0%
Gerald Dooher    5,000          5,000       .20%       0           0%
Terrence Dooher  5,000          5,000       .20%       0           0%
Del/Peggy Dugan  3,000          3,000       .11%       0           0%
John Dunbar      3,000          3,000       .11%       0           0%
Stuart Dupe      3,000          3,000       .11%       0           0%
James Early     16,667         16,667       .60%       0           0%
Ora Elliott      3,000          3,000       .11%       0           0%
Charles & Judith Franklin
                 3,000          3,000       .11%       0           0%
Randall Geist    9,000          9,000       .33%       0           0%
Dr. Bob Gerner  10,000         10,000       .36%       0           0%
Lynn Gjertsen    3,000          3,000       .11%       0           0%
Charles Gluck    3,000          3,000       .11%       0           0%
All American Way, Inc.
 Profit Sharing Plan
                12,000         12,000      .435%       0           0%
Ken Gregory      3,000          3,000       .11%       0           0%
James Haines     3,334          3,334       .12%       0           0%
Kim & Gavin Hart 3,000          3,000       .11%       0           0%
Richard Hinkle   3,000          3,000       .11%       0           0%
Brian Hughes     1,000          1,000      .036%       0           0%
Robert & Eleanor Hughes
                 6,000          6,000      .217%       0           0%
Robert Hunt IRA  3,000          3,000       .11%       0           0%
Cliff Jaebker    6,200          6,200      .225%       0           0%
Grant Johnson    3,000          3,000       .11%       0           0%
Virginia Junkin  4,000          4,000      .145%       0           0%
Alan/Patti Katz  3,000          3,000       .11%       0           0%
Larry Konfirst   6,000          6,000       .11%       0           0%
John Lawson     15,000         15,000      .543%       0           0%
Rosella Lawson   3,000          3,000       .11%       0           0%
Kevin McGarry    3,000          3,000       .11%       0           0%
John McKissach
  John Santry    3,000          3,000       .11%       0           0%
Ronald Montano   7,334          7,334      .266%       0           0%
Blake Mosher    20,000         20,000      .724%       0           0%
Bowman Najmi     7,000          7,000       .25%       0           0%
Johathan Pace    8,000          8,000       .29%       0           0%
E. & W. Paton    9,000          9,000      .326%       0           0%
Scott/M. Rader   3,000          3,000       .11%       0           0%
Al Ridenger     35,000         35,000      1.27%       0           0%
Al Ridenger, Jr. 3,000          3,000       .11%       0           0%
Jerry & Sarah Robertson
                 3,000          3,000       .11%       0           0%
Jay Rydman       4,000          4,000      .145%       0           0%
Manuez Sanchez   7,000          7,000       .25%       0           0%
Carol Sarwar     4,000          4,000      .145%       0           0%
P. & S. Schaefer 7,000          7,000       .25%       0           0%
Mary Jane & Vic Sohle
                 1,000          1,000      .036%       0           0%
Derek Steele
   Rick Pease    3,000          3,000       .18%       0           0%
Nancy Stiehl     3,000          3,000       .11%       0           0%
Karyn Sussman    7,000          7,000       .25%       0           0%
Mitsao Tatsugawa 3,000          3,000       .11%       0           0%
William Taylor   6,000          6,000       .24%       0           0%
L. & L. Turrel  60,000         60,000      2.17%       0           0%
John Watson      6,000          6,000       .24%       0           0%
Harry Welch     40,000         40,000      1.45%       0           0%
2422 Brazoria    3,000          3,000       .11%       0           0%
John Wilson     27,000         27,000       .98%       0           0%
Howard Witzel   40,000         40,000      1.45%       0           0%
Johnny Wong      3,000          3,000       .11%       0           0%
Shane Yost       3,734          3,734      .135%       0           0%
Breaux Castleman32,000         32,000      1.16%       0           0%





James Early     20,000         20,000      .724%       0           0%
Dick Galley     80,000         80,000      2.90%       0           0%
Kent Bradshaw<F1>
                32,300        323,000     11.70%  290,700      10.53%
Mark Castleman<F2>
                96,246        962,464     34.86%  866,218      31.38%
Mike Castleman<F3>
                32,300        323,000     11.70%  290,700      10.53%
Clint Clark
                87,000         87,000      3.15%       0           0%
Darrell Daugherty
                 6,536          6,536       .24%       0           0%
Darrell Hughes  40,000         40,000      1.45%       0           0%
Jonathan Avedikian
                20,000          20,000              0           0%
Matt Casteman   20,000          20,000              0           0%


David Avedikian  2,000          2,000      .036%       0           0%
Pratt, Wylce &
  Lords, Ltd.<F4>
               244,000        244,000      8.84%       0           0%

<F1>Kent Bradshaw was previously a Director of the Corporation.
<F2> Mark Castleman is currently the sole officer and a Director of the Corporation.
<F3> Mike Castleman is currently a Director of the Corporation.
<F4> Pratt, Wylce & Lords, Ltd. is distributing 104,000 of its common
shares to its shareholders.   These common shares are being registered
in this offering.

The Corporation shall register pursuant to this prospectus the common shares underlying 100,000 A Warrants, 100,000 B Warrants and 250,000 C Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding warrants. The amount and percentage owned after the offering assumes the sale of all of the A, B and C Warrants and does not include any Common Shares underlying the A, B and C Warrants being registered on behalf of the selling security holders.



Name and Amount       Total Number Of          %        Amount         %
Being Registered         Warrants            Owned       Owned       Owned
 Registered               Owned            Prior to      After       After
                                                        Offering    Offering
Offering
Mark Castleman
 - 60,000 A Warrants     60,000               60%          0           0%
 - 60,000 B Warrants     60,000               60%          0           0%
 - 150,000 C Warrants   150,000               60%          0           0%

Kent Bradshaw
- - 20,000 A Warrants      20,000               20%          0           0%
 -20,000 B Warrants      20,000               20%          0           0%
 -50,000 C Warrants      50,000               20%          0           0%

Mike Castleman
- - 20,000 A Warrants      20,000               20%          0           0%
 -20,000 B Warrants      20,000               20%          0           0%
 -50,000 C Warrants      50,000               20%          0           0%


- ------------------------------------------------------------------------
                               USE OF PROCEEDS
- ------------------------------------------------------------------------

The securities to which this Prospectus relates are being distributed to holders of Pratt Common Stock as a dividend and neither the Corporation nor Pratt will receive any cash or other proceeds in connection with the Distribution.

Additionally, securities are being registered on behalf of the selling security holders and the Corporation will not receive any cash or other proceeds in connection with the subsequent sale. Any proceeds received from the subsequent exercise of the A, B or C Warrants shall be used as working capital and to expand operations. If all of the A, B or C Warrants are exercised, the proceeds shall be utilized over a twelve month period.


- --------------------------------------------------------------------------
                                THE CORPORATION
- --------------------------------------------------------------------------

The Corporation.  The Corporation was incorporated in Texas on August
1, 1994.   The Corporation was authorized to issue Fifty Million
(50,000,000) Common Shares, $.001 par value.   The Board of Directors
of the Corporation has authorized a dividend distribution of 100,000 A Warrants on a pro rata basis to the shareholders of record as of October
15, 1995.   The A Warrants shall be exercisable for a period of two
years from issuance.   The A Warrants shall exercisable into Common Shares
of the Corporation at the exercise price of $4.00 per Common Share. The Board of Directors of the Corporation has also authorized a dividend distribution of 100,000 B Warrants on a pro rata basis to the shareholders
of record as of October 15, 1995.   The B Warrants shall be exercisable
for a period of two years from issuance. The B Warrants shall be exercisable into Common Shares of the Corporation at the exercisable price of $6.00
per Common Shares.    The Board of Directors of the Corporation has also
authorized a dividend distribution of 250,000 C Warrants on a pro rata
basis to the shareholders of record as of October 15, 1995.   The C

Warrants shall be exercisable for a period of two years from issuance. The C Warrants shall be exercisable into Common Shares of the Corporation at the exercisable price of $10.00 per Common Shares.

The Corporation's executive offices are located at 1931 E. Ben White
Boulevard, Suite 900, Austin, Texas 78741.   Telephone No. (512) 249-
1099.   These offices consist of 2,997 square feet on a month to
month lease for $2,216 per month.

There are presently outstanding 2,760,602 Common Shares, 100,000 A Warrants, 100,000 B Warrants and 250,000 C Warrants.

Business Objective.   The operations and objectives of the Corporation are
to manufacture and sell performance and productivity enhancement products for desktop computer.

Employees.  As of the date of this prospectus, the Corporation has nine full
time employees and no part time employees    The Corporation will, as
operations demand, sub-contract the balance of its personnel through independent contractors or hire additional employees.

Competition.   There is significant competition in the computer industry,
The Corporation will be competing with established companies and other entities (many of which may possess substantially greater resources than
the Corporation).   Almost all of the companies with which the Corporation
competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Corporation now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. The Corporation shall compete on the basis of quality and on public taste in addition to a price basis.

Consulting Agreement.   On October 25, 1995, the Corporation entered into
a consulting agreement on with Pratt, Wylce & Lords, Ltd. ("Pratt") to assist the Corporation in its capitalization and the obtainment of additional financing. To date, Pratt provided consulting services regarding capital structuring, initial equity financing, and preparation of a registration statement. The term of the agreement is for one year from
October 25, 1995, unless extended.   To date, Pratt has received
348,000 Common Shares valued at $1.50 per common share which represents 12.61% of the currently outstanding common stock of the Corporation.
As a result, Pratt would be deemed to be an affiliate of the Corporation. Subsequent to the distribution pursuant to this registration statement, Pratt shall be a nonaffiliate owning 8.84% of the total outstanding common shares of the Corporation. In addition, Pratt will receive total cash compensation of $95,000, of which $75,000 has been received to date.

- --------------------------------------------------------------------------
                        BUSINESS ACTIVITIES
- --------------------------------------------------------------------------

General.    The operations and objectives of the Corporation are to
manufacture and sell performance and productivity enhancement products for desktop computer.
Products.

The Trinity PowerPak r.   The Trinity PowerPak is currently offered
for several Power Macintosh (PowerPC) and 68040 (Motorola) based
systems.   The PowerPak is a customizable module capable of stacking
over an existing clock signal to the CPU.   This enables the CPU to
operate at a higher rate or frequency.   The level off acceleration varies
depending upon the CPU type and relative marking for acceleration existing within the individual microprocessors.

The Trinity PowerPak exists in two forms.   One version offers a fixed
signal upgrade to the system enabling the system to achieve a higher fixed
frequency level.   The other PowerPak known as the Universal PowerPak is
a variable speed module where the user has the ability to change the relative clock setting depending upon the capabilities of the system and microprocessor which are being modified.

The structural and active components of the PowerPaks comply with the
applied patent technology.   The Corporation designed all of these
components parts and the dies and molds for these parts are all wholly owned
by the Corporation.   Availability of these parts is immediate from several
suppliers and the cost (after tooling) is inexpensive.

Only one part in the fixed speed PowerPak is not directly produced by the
Corporation which represents one of the twelve parts in the PowerPak.   On
site production serves to protect product availability.   The Corporation
has been successful in maintaining sales relationships because the Corporation is capable of producing high quantities on demand without concern for the availability of component parts in the market.

CPU Stacker.   The CPU Stacker will be compliant with the applied patent
technology.   It has a customized connector socket designed by the
Corporation which stacks on top of the existing microprocessor in the
targeted system whether PowerPC or Intel based.   Through this interface,
the Stacker is able to override the existing CPU and operate a new more powerful CPU or multiple CPUs in its place. The CPU Stacker will vary in its secondary level components such as cache RAM (Random Access Memory).

On top of the socket interface, the Stacker will have a PCB to redirect signal traces and accommodate the new microprocessor and other system level
components.   The socket and PCB will be manufactured by the
Corporation while some of the board level components will be purchased in the market.

The PowerPC components are available through two sources:   IBM
Microelectronics and Motorola Semiconductor Group.   X86 compatible
components are available from Intel, AMD, Cyrix, IBM and NEXGen.   All
of these companies offer or are currently developing Pentium compatible microprocessors.

Advertising.   The Corporation's advertising campaign with specifically
target the potential users of upgrade systems.   Current advertisements for
the Trinity PowerPak appear in MacWorld, MacUser and MacWeek magazines. Retail outlets include Comp USA, Computer City and Radio Shack Intl and mail order publications like MacMall and MacZone also market the Corporation's product.

While the PC market is drastically different in comparison to the Macintosh market, the relative approach to the market through the trade publications is similar. The Corporation places advertisements in relevant industry
publications like PCWeek, PC Computing, etc.   In addition, the PC mail
order catalogs are offered by the mail-order firms currently marketing the
Corporation's product.   PCMall, PCZone, and PC Connection represent several
catalogs which carry the PCStacker products.

Distribution.   Distribution for the current products occurs through national
distributors, TechData Corporation and Micro Central, Inc.   Product is
readily available to the smallest retail center in the most remote
region of the market as well as the larger "superstore" chains.   Higher volume
resellers purchase product directly through the Corporation.

Servicing.  The Corporation will train and authorize major and minor
resellers in the installation of the Corporation's product.   Authorized
installation centers will be identified for the end user.   The end users
will receive direct financial incentive in the form of an installation voucher for having the product installed by an authorized installation site. The Corporation expects this option will reduce the quantity of failed installations by inadequately trained end users.

The direct servicing of the product on the component level will be
performed by the Corporation at on-site facilities.   Field Technicians and
Application Engineers will be made available to volume resellers for specific training in value added features and on site technical repair for OEM (Original Equipment Manufacturers).

Sales.   The Corporation will employ an inside sales group and strategic
sales team.   The inside sales group responds to the needs of the VARs
(Value Added Resellers) which operate on a local level, and the distributors
that will channel the product to these resellers.   This group will deliver
necessary technical information to the distributors, independent resale
outlets and the individual outlets of the national channels.   The members
of this team will possess significant consumer knowledge for the specified market and partner with the marketing team to understand the local market at
the point of purchase.   Inside sales will make sure that the channels of
distribution are operating efficiently and effectively for the resale outlets.

The strategic sales group or will interface with the nationally established outlets as well as local VARs, respond to their sales needs, and develop sales
strategies specific to the their national or local goals.   This team will be
responsible for generating sales forecasts and understanding national sales trends.

The Corporation made sales in excess of 10% of its net sales to unrelated parties for the year ended January 31, 1996 to two companies aggregating
$128,105 (63%).   Additionally, the Corporation had open uncollateralized
accounts receivable from these customers aggregating $12,445 January 31,
1996.   The Corporation's major customers in 1996 consist of mail order companies who include a description of the Corporation's products in
their advertisements in various computer related publications.   The
Corporation is charged for its share of the advertising costs and such billings are offset against accounts receivable from sales to these customers.


- --------------------------------------------------------------------------
                    MANAGEMENT'S DISCUSSION
                 OF FINANCIAL CONDITION AND
                     RESULTS OF OPERATIONS
- --------------------------------------------------------------------------

Trends and Uncertainties.    Inasmuch as a major portion of the
Corporation's activities is the manufacture and sale of performance and productivity enhancement products for desktop computer systems and networks, the Corporation's business operations may be adversely
affected by competitors and prolonged recessionary periods.     The sale
of the Corporation's products is not considered seasonal.

The continuation of obtaining additional types of new business and markets is uncertain and the continued success of any of the Corporation's new marketing strategies for generating revenue is uncertain.

In addition, the future exercise of any of the A, B or C Warrants is uncertain based on the current financial condition of the Corporation. The lack of future exercise of the A, B or C Warrants registered hereunder would negatively impact the Corporation's ability to successfully expand operations.

Capital and Source of Liquidity.     The Corporation currently has no
material commitments for capital expenditures.

Plan of Operation.   The Corporation has planned capital expenditures as
discussed in "Business Activities".   The Corporation intends to use future
revenue and proceeds from future sales of its equity securities.   There can
be no guarantee that the Corporation will be able to obtain the additional funds from any of the sources listed and will not make the proposed acquisitions if said funds are not available.

Based on its established channels of distribution, its recent marketing and current and projected sales levels, the Corporation should begin to have positive cash flow from operations in the fourth quarter of 1996 and management is of the opinion that the Corporation will be able to generate sufficient cash flows to support these operations during fiscal year 1996. The Corporation is currently financing its sales with a combination of cash
generated from internal operations and additional equity financing.   The
Corporation has recently raised $1,219,403 in the private placement of its
Common Shares.   The Corporation shall pursue additional equity or debt
financing, if necessary, to continue or expand operations.

For the three months ended April 30, 1996, the Corporation purchased
$9,785 of equipment.   As a result, the Corporation had net cash used in
investing activities of $9,785 for the three months ended April 30, 1996.

For the year ended January 31, 1996, the Corporation utilized $14,705
in the purchase of plant and equipment.   This resulted in net cash used in
investing activities of $14,705 for the year ended January 31, 1996.
For the year ended January 31, 1995, the Corporation utilized $43,404 in the purchase of plant and equipment and had an increase in intangible
assets of $13,664.   This resulted in net cash used in investing activities
of $57,068 for the year ended January 31, 1995.

For the three months ended April 30, 1996, the Corporation had $0.00 cash provided by financing activities.

For the year ended January 31, 1996, the Corporation received $629,404 from
the sale of its Common Shares and repaid officer loans of $967.    As a result,
the Corporation had net cash provided by financing activities of $628,437 for the year months ended January 31, 1996.

For the year ended January 31, 1995, the Corporation received $1,000 from the sale of its Common Shares and had an increase in officer loans of
$1,600.   Additionally, the Corporation received $150,000 in proceeds from
investor notes.   As a result, the Corporation had net cash provided by
financing activities of $152,600 for the year ended January 31, 1995.

On a long term basis, liquidity is dependent on increased revenues from
operations and additional infusions of capital and debt financing.   The
Corporation believes that additional capital and debt financing in the short term will allow the Corporation to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that the Corporation will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations.   The Corporation had a net income from operations
of $145,619 for the three months ended April 30, 1996.   Sales increased
from  $26,589 for the three months ended April 30, 1995 to $491,756 for the
same period in 1996.   Cost of sales increased from $5,109 to $151,438 for
those same period due to increased operations.   General and
administrative costs increase from $21,304 for the three months ended April 30, 1995 to $194,699 for the three months ended April 30, 1996 due to management's attempt to obtain further capitalization and increased
operations.   As a result, the Corporation had net cash used in operations of $297,390 for the three months ended April 30, 1996 compared to net cash provided by operations of $1,756 for the three months ended April 30, 1995.

The Corporation made sales in excess of 10% of its net sales to unrelated parties for the year ended January 31, 1996 to two companies aggregating
$128,105 (63%).   Additionally, the Corporation had open uncollateralized
accounts receivable from these customers aggregating $12,445 January 31,
1996.   The Corporation's major customers in 1996 consist of mail order and "superstore" companies who include a description of the Corporation's
products in their advertisements in various computer related publications.   The
Corporation is charged for its share of the advertising costs and such billings are offset against accounts receivable from sales to these customers.

The Corporation had a net loss from operations of $920,208 for the year ended January 31, 1996 compared to a net loss of $36,308 for the year
ended January 31, 1995.   Sales increased from $7,519 for the year ended
January 31, 1995 to $203,015 for the year ended January 31, 1996.   Cost
of sales increased from $3,501 for the year ended January 31, 1995 to
$81,052 for the year ended January 31, 1996 due to increased operations. General and administrative costs increased substantially from $35,092 for the year ended January 31, 1995 to $1,026,134 for the year ended January
31, 1996 mainly due legal and consulting fees of $779,916 and to
increased operations.   Research and development increased from $5,234
for the year ended January 31, 1995 to $16,037 for the year ended January
31, 1996.   The Corporation had no major customers during the year ended
January 31, 1995.

The Corporation is seeking to lower its operating expenses while expanding operations and increasing its customer base and operating revenues. The Corporation is focusing on decreasing administrative
costs.   However, increased marketing expenses will probably occur in future periods as the Corporation attempts to further increase its marketing and sales efforts.


- --------------------------------------------------------------------------
                   CERTAIN TRANSACTIONS
- --------------------------------------------------------------------------

Related Party Transactions.   During the year ended January 31, 1995, an
officer and director of the Corporation made advances to the Corporation
aggregating $1,600.   During the year ended January 31, 1996, $967 of this
debt was repaid in cash.

Consulting Agreement.   The Corporation has entered into a consulting
agreement with Pratt, Wylce & Lords, Ltd. ("Pratt") to assist the

Corporation in its capitalization and the obtainment of additional financing. As partial payment for consulting services, the Corporation issued
348,000 of its Common Shares to Pratt, of which 104,000 Common Shares are to be registered and distributed to Pratt shareholders. Additionally, 87,000 Common Shares were issued to Clinton Clark. In addition,
Pratt has received cash compensation of $75,000.

Distribution of Securities.   On October 15, 1995, the Board of Directors
authorized the distribution of 100,000 each of A and B and 250,000 C Warrants exercisable as follows:

        $4.00 plus one A Warrant for each Common Share;
        $6.00 plus one B Warrant for each Common Share; and $10.00 plus one C Warrant for each Common Share.

The A and B Warrants are exercisable for a period of two years from the date of issuance and the C Warrants are exercisable for a period of three
years from the date of issuance.   All of the Warrants are callable with
30 days notice at a price of $.001 per Warrant.

These distributions were made to the owners of record of Common Shares on the books of the Corporation as of October 15, 1995.

The A, B and C Warrants and the Common Shares underlying said A, B and C Warrants are being registered in this offering.

Lockup Agreement.   Pursuant to a written agreement on August,   1996, the
principal shareholders and officer and directors (Mark Castleman, Kent Bradshaw and Michael Castleman) who received A, B and C Warrants issued them pursuant to the Special Meeting of the Board of Directors held on October 15, 1995 have agreed as follows:

In the event the shareholder exercises any warrants, the stock issued to the shareholder pursuant to the exercise shall be locked in and restricted from
trading for a period of two years.   A notice is to be placed on the face of
each stock certificate covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted until twenty
four (24) months from the date of issuance.   The shareholder also agrees
not to sell or otherwise transfer their interest in the warrants except to an underwriter or other market makers in the stock once a market is
established.   The shareholder further agrees that the total value in cash, or other consideration, paid by the buyer to the seller shall not exceed $.01 per warrant.


- ---------------------------------------------------------------------------
                                MANAGEMENT
- ----------------------------------------------------------------------------

Officers and Directors. Pursuant to the Articles of Incorporation, each Director shall serve until the annual meeting of the stockholders, or until
his successor is elected and qualified.   It is the intent of the Corporation
to support the election of a majority of "outside" directors at such meeting.

Directors may only be removed for "cause". The term of office of each officer of the Corporation is at the pleasure of the Corporation's Board.

The principal executive officers and directors of the Corporation will be as follows:

Name                                Position                Term(s) of Office
Mark Castleman, age 27         President, Secretary            Inception to
                              Treasurer and Director             present

Michael Castleman, Jr.,              Director                  Inception to
age 30                                                           present

Resumes:

Mark Castleman.   Mr. Castleman is currently President, Secretary and a
Director of the Corporation.   Mr. Castleman received a B.S. in
Architecture from the University of Texas, Austin in 1993.   From 1993 to
December, 1994, Mr. Castleman served as facilities project manager for Advanced Micro Devices, Inc. where he worked as an architect.
Michael Castleman, Jr.   Mr. Castleman received his bachelor's degree from
the University of Colorado in 1991.   From 1991 to 1994, Mr. Castleman
managed the Dallas/Fort Worth office of American Metro Study.   American
Metro Study maintains the largest database of residential real estate
information in the United States.   From June, 1994 to present, Mr.
Castleman has been vice-president of Business Solutions, Inc. and is responsible for business development and marketing.

Remuneration.     Since inception, other than Mark Castleman who receives a
monthly salary of $5,000 per month, no cash compensation has been paid by the Corporation to its officer and directors, during which there were one
(1) officer and three (3) directors (Kent Bradshaw resigned as a Director in early 1996 to pursue other business opportunities):

The Board of Directors and shareholders have approved a Non-Statutory
Stock Option Plan to attract and retain persons of experience and ability and whose services are considered valuable and to encourage the sense of proprietorship in such persons and to stimulate the active interest of such persons in the development and success of the Corporation.

1. Persons Eligible to Participate in Non-Statutory Stock Option Plan. The persons eligible for participation in the Plan as recipients of Non statutory Stock Options ("NSOs") shall include full-time and part-time employees (as determined by the Committee) and officers of the Corporation or of an Affiliated Corporation. In addition, directors of the Corporation or any Affiliated Corporation who are not employees of the Corporation or an Affiliated Corporation and any attorney, consultant or other adviser to the Corporation or any Affiliated Corporation shall be eligible to participate in the Plan. For all purposes of the Plan, any director who is not also a common law employee and is granted an option under the Plan shall be considered an "employee" until the effective date of the director's resignation or removal from the Board of Directors, including removal due to death or disability. The Committee shall have full power to designate, from among eligible individuals, the persons to whom NSOs may be granted. A person who has been granted an NSO hereunder may be granted an additional NSO or NSOs, if the Committee shall so determine.
The granting of an NSO shall not be construed as a contract of employment or as entitling the recipient thereof to any rights of continued employment.

2.      Common Shares Reserved for the Plan.   Subject to adjustment, a
total of 500,000 Common Shares, $.001 par value of the Corporation shall be subject to the Plan. The Common Shares subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Corporation or any Affiliated Corporation, and such amount of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding NSOs at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Corporation shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any NSO expire or be canceled prior to its exercise in full, the unexercised shares theretofore subject to such NSO may again be subjected to an NSO under the Plan.

3.      Option Price.   The purchase price of each Common Share placed
under NSO shall not be less than Eighty Five percent (85%) of the fair market value of such share on the date the NSO is granted. The fair market value of a share on a particular date shall be deemed to be the average of either (i) the highest and lowest prices at which shares were sold on the date of grant, if traded on a national securities exchange, (ii) the high and low prices reported in the consolidated reporting system, if traded on a "last sale reported" system, such as NASDAQ, for over the counter securities, or
(iii) the high bid and high asked price for other over-the-counter securities. If no transactions in the Common Shares occur on the date of grant, the fair market value shall be determined as of the next earliest day for which reports or quotations are available. If the common shares are not then quoted on any exchange or in any quotation medium at the time the option is granted, then the Board of Directors or Committee will use its discretion in selecting a good faith value believed to represent fair market value based on factors then known to them. The cash proceeds from the sale of Common
Shares are to be added to the general funds of the Corporation.

4.      Exercise Period.   (a)  The NSO exercise period shall be a term of
not more than ten (10) years from the date of granting of each NSO and shall automatically terminate:

     (i) Upon termination of the optionee's employment with the Corporation for cause;
     (ii) At the expiration of twelve (12) months from the date of termination of the optionee's employment with the Corporation for any reason other than death, without cause; provided, that if the optionee dies within such nine-month period, subclause (iii) below shall apply; or
     (iii) At the expiration of fifteen (15) months after the date of death of the optionee.

       (b) "Employment with the Corporation" as used in the Plan shall include employment with any Affiliated Corporation, and NSOs granted under the Plan shall not be affected by an employee's transfer of employment among the Corporation and any Parent or Subsidiary thereof. An optionee's employment with the Corporation shall not be deemed interrupted or terminated by a bona fide leave of absence (such as sabbatical leave or employment by the Government) duly approved, military leave or sick leave.

Board of Directors Compensation. Members of the Board of Directors may receive an amount yet to be determined annually for their participation and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by the Corporation. Director liability insurance may be provided to all members of the Board of Directors. No differentiation is made in the compensation of "outside directors" and those officers of the Corporation serving in that capacity.

Indemnification. The Corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Texas, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or served any other enterprise as director, officer or employee at the request of the Corporation. The Board of Directors, in its discretion, shall have the power on behalf of the Corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Corporation.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Corporation, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE
CORPORATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF
1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND
EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Conflicts of Interest Policy.   The Corporation has adopted a policy that any
transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms fair and reasonable to the Corporation (based on competitive bids, if appropriate, or on terms similar contracts with the Corporation by unaffiliated entities) and approved by a majority of the disinterested directors of the Corporation's Board of Directors. The Board of Directors resolved that the Bylaws of the Corporation shall be amended to provide that no such transactions by the Corporation shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of the Board of Directors of the Corporation or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if:
(i) the fact of such common directorship or financial interest is disclosed or known by the Board of Directors or committee and noted in the minutes, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of such interested directors; or (ii) the fact of such common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the Common Shares entitled to vote (the votes of the common or interested directors or officers shall not be counted in any such vote of shareholders), or (iii) the contract or transaction is fair and reasonable to the Corporation based on competitive bids, if appropriate, and/or on terms consistent with similar contracts with the Corporation by unaffiliated entities at the time it is authorized or approved. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of the Corporation or a committee thereof which approves such transactions.

Currently, there are only two directors.   The directors are brothers
who are also majority shareholders. As a result, until such time as additional directors are appointed or elected to the Board of Directors, and even though the directors are aware of their fiduciary duty to the shareholders, there can be no assurance that the utilization of the policy will result in the resolution of any conflict of interest.


- --------------------------------------------------------------------------
                        SHARES ELIGIBLE FOR FUTURE SALE
- --------------------------------------------------------------------------

Upon completion of the Distribution, the Corporation will have 2,760,602 Common Shares outstanding, 1,208,984 of which are being registered
on behalf of selling security holders in this offering.   This does not
include any Common Shares issued upon exercise of the A, B or C

Warrants currently being registered on behalf of selling security holders. Of these shares, 104,000 shares distributed in the Distribution will be freely tradable without restriction or further registration under the Securities
Act, except for any shares purchased by an existing "affiliate" of the Corporation, which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining shares, as well as other securities which may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act are "restricted securities" and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person who has held restricted securities for a period of two years may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of the Corporation's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Corporation may sell is not so limited: nonaffiliates may each sell without limitation shares held for three years. Sales under Rule 144 may, in the future, depress the price of the Corporation's Common Shares in the over-the-counter market, should a market develop.

Prior to this offering there has been no public market for the Common
Shares of the Corporation.   The effect, if any, of a public trading market
or the availability of shares for sale at prevailing market prices cannot
be predicted.   Nevertheless, sales of substantial amounts of Common Shares in the public market could adversely effect prevailing market prices.


- --------------------------------------------------------------------------
                        NASDAQ LISTING
- --------------------------------------------------------------------------

Criteria for NASDAQ Listing.    Prior to the date hereof, there has been no
trading market for the Common Shares of the Corporation.  The Corporation
has agreed to use its best efforts to apply for the quotation of its Common Shares on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The Corporation will not meet the proposed criteria as of
the completion of the offering.   In order to obtain the NASDAQ listing, the
Corporation must meet the following criteria:

(i) have total assets in excess of $4,000,000; (ii) have net equity in excess of $2,000,000; (iii) become a reporting Corporation under the Securities Exchange Act of 1934; (iv) have a minimum of 300 shareholders; (v) have a public float of at least 100,000 shares and (vi) have a bid price of $3.00. The Corporation hopes to meet (i) and (ii) upon the exercise of the Warrants being registered in this offering. There can be no assurance that any
Warrants will, in fact, be exercised.   Additionally, the Corporation shall
file a Form 8-A under the Securities Exchange Act of 1934 immediately after the effective date of this registration statement to meet the requirements of
(iii).   After the effective date of this registration statement, the
Corporation shall meet the criteria in (iv).   Immediately after the effective
date of this registration statement, the Corporation shall apply for the
quotation of its Common Shares on the over-the-counter market.   There can be
no assurance, however, that the Common Shares will be quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be
maintained.   The Corporation does not intend to apply for quotation of its
Common Shares on NASDAQ until it meets the above criteria.

Broker-Dealer Sales of Corporation Securities. Until the Corporation successfully obtains a listing on the NASDAQ quotation system, if ever, the Corporation's securities may be covered by Rule 15c2-6 under the
Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or
$300,000 jointly with their spouse).   For transactions covered by the rule, the
broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale.  In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and
(iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of
the written statement.   A designated security means any equity security other
than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; or . . . (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of
the transaction with the person.    Consequently, the rule may affect the
ability of broker-dealers to sell the Corporation's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

- ----------------------------------------------------------------------------
                          PRINCIPAL SHAREHOLDERS
- ----------------------------------------------------------------------------

There are currently 2,760,602 Common Shares outstanding. The following tabulates holdings of shares of the Corporation by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Corporation individually and as a group.

                                      Shareholdings at Date of
                                          This Prospectus

                                                      Amount
                              Amount                 of Common
Name and Address of          of Common              Shares Owned
Beneficial Owner           Shares Owned        %      Offering          %
- ----------------------------------------------------------------------------
Mark Castleman                962,464        34.86%   866,218         31.38%
12201 Technology Boulevard
Suite 145
Austin, Texas 78727

Michael Castleman             323,000        11.70%   290,700         10.53%
12201 Technology Boulevard
Suite 145
Austin, Texas 78727

Kent Bradshaw                 323,000        11.70%   290,700         10.53%
12201 Technology Boulevard
Suite 145
Austin, Texas 78727

Pratt, Wylce & Lords          348,000        10.26%   244,000          8.84%
10 Office Park Road, #22
Hilton Head Island, SC 29938

All Directors & Officers
as a group (2 persons)      1,285,464        46.56% 1,156,918         41.91%

There are currently 100,000 A Warrants outstanding.   The following
tabulates holdings of A Warrants of the Corporation by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Corporation individually and as a group.


Name                  Total Number Of          %         Amount         %
                       A Warrants            Owned        Owned       Owned
                        Owned              Prior to       After       After
                                           Offering    Offering     Offering

Mark Castleman        60,000                 60%           0            0%

Michael Castleman     20,000                 20%           0            0%

Kent Bradshaw         20,000                 20%           0            0%

All Officers and
   Directors
As a Group (two)      80,000                 80%           0            0%

There are currently 100,000 B Warrants outstanding.   The following
tabulates holdings of B Warrants of the Corporation by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Corporation individually and as a group.


Name               Total Number Of           %         Amount         %
                     B Warrants            Owned       Owned        Owned
                       Owned             Prior to      After        After
                                         Offering    Offering      Offering
Mark Castleman        60,000                60%          0            0%

Michael Castleman     20,000                20%          0            0%

Kent Bradshaw         20,000                20%          0            0%

All Officers and
   Directors
As a Group (two)      80,000                80%          0            0%

There are currently 250,000 C Warrants outstanding.   The following
tabulates holdings of C Warrants of the Corporation by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Corporation individually and as a group.

Name               Total Number Of           %         Amount         %
                     C Warrants            Owned       Owned        Owned
                       Owned              Prior to     After        After
                                          Offering    Offering     Offering
Mark Castleman        150,000               60%          0            0%

Michael Castleman      50,000               20%          0            0%

Kent Bradshaw          50,000               20%          0            0%

All Officers and
   Directors
As a Group (two)      200,000               70%          0            0%


- --------------------------------------------------------------------------
                       DESCRIPTION OF SECURITIES
- --------------------------------------------------------------------------

Qualification. The following statements constitute brief summaries of the Corporation's Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws.

The Corporation's Articles of Incorporation authorize it to issue up to 50,000,000 Common Shares, $.001 par value per Common Share .
Common Shares purchased in this offering will be fully paid and non-assessable.

Common Stock.   Holders of Common Shares of the Corporation are
entitled to cast one vote for each share held at all shareholders meetings
for all purposes.   Upon liquidation or dissolution, each outstanding Common
Share will be entitled to share equally in the assets of the Corporation legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering. All outstanding Common Shares are, and the Common Shares offered hereby will be when issued, fully paid and non-assessable.

There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Corporation has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Corporation. Accordingly, future dividends, if any, will depend upon, among other considerations, the Corporation's need for working capital and its financial conditions at the time.

A Warrants.    The Board of Directors of the Corporation has authorized
a dividend distribution of 100,000 A Warrants on a pro rata basis to the
shareholders of record as of October 15, 1995.   The A Warrants are
exercisable for a period of two years from issuance.   The A Warrants
shall be exercisable into Common Shares of the Corporation at the exercise price of $4.00 per Common Share. The A Warrants will be callable with 30 days notice for a price of $.001 per A Warrant.

B Warrants.    The Board of Directors of the Corporation has authorized a dividend distribution of 100,000 B Warrants on a pro rata basis to the
shareholders of record as of October 15, 1995.   The B Warrants are
exercisable for a period of two years from issuance.   The B Warrants
shall be exercisable into Common Shares of the Corporation at the exercise price of $6.00 per Common Share. The B Warrants will be callable with 30 days notice for a price of $.001 per B Warrant.

C Warrants.    The Board of Directors of the Corporation has authorized a dividend distribution of 250,000 C Warrants on a pro rata basis to the
shareholders of record as of October 15, 1995.   The C Warrants are
exercisable for a period of three years from issuance.   The C Warrants
shall be exercisable into Common Shares of the Corporation at the exercise price of $10.00 per Common Share. The C Warrants will be callable with 30 days notice for a price of $.001 per C Warrant.

Transfer Agent. The Corporation shall act as its own transfer agent until after the completion of the offering.


- ---------------------------------------------------------------------------
                                LEGAL MATTERS
- ---------------------------------------------------------------------------

The due issuance of the Common Shares offered hereby will be opined upon for the Corporation by Jody M. Walker, Attorney At Law in which opinion Counsel will rely on the validity of the Certificate and Articles of Incorporation issued by the State of Texas, as amended and the representations by the management of the Corporation that appropriate action under Texas law has been taken by the Corporation.


- -------------------------------------------------------------------------
                              LEGAL PROCEEDINGS
- -------------------------------------------------------------------------

The Corporation is not involved in any legal proceedings as of the date of this Prospectus.

- -------------------------------------------------------------------------
                                  EXPERT
- -------------------------------------------------------------------------

The audited financial statements included in this Prospectus have been so included in reliance on the report of Winter, Scheifley & Associates P.C., Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.


- -------------------------------------------------------------------------
                         INTERESTS OF NAMED
                         EXPERTS AND COUNSEL
- -------------------------------------------------------------------------

None of the experts or counsel named in the Prospectus are affiliated with the Corporation.

                                      REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Trinity Works, Inc.


We have audited the accompanying balance sheets of Trinity Works, Inc. as of January 31, 1996 and 1995 the related statements of operations, stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Works, Inc. as of January 31, 1996 and 1995, and the results of its operations, and its cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.




                              Winter, Scheifley & Associates, P.C.
                              Certified Public Accountants

Englewood, Colorado
March 15, 1996

               Trinity Works, Inc.
                  Balance Sheet
             January 31, 1996 and 1995

                      ASSETS
Current assets:                                        1996           1995
  Cash                                             $  317,029     $      -
  Accounts receivable, trade                           24,870        7,055
  Inventories                                         123,696       74,145
                                                   ----------      --------
      -Total current assets                           465,595       81,200

Property and equipment, at cost, net of
  accumulated depreciation of $18,935 and $5,374       42,471       38,030

Intangible assets, net of accumulated
  amortization of $1,512 and $146                      12,152       13,518
Deposits                                                1,450            -
                                                   ----------     --------
                                                   $  521,668     $132,748
                                                   ==========    ==========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Equipment leases payable                         $      917  $         -
  Accounts payable                                     38,508       14,889
  Accrued expenses                                     18,637        6,567
  Advances from officer                                   633        1,600
                                                   ----------    ----------
      Total current liabilities                        58,695       23,056

Equipment leases - non-current                          2,380            -
Notes payable - directors                             150,000      150,000
Commitments (Note 5)

Stockholders' equity:
 Common stock, $.001 par value,
  50,000,000 shares authorized,
  2,469,602  issued and outstanding                     2,470       1,615
 Additional paid-in capital                           474,901        (615)
 Accumulated deficit                                 (166,778)    (41,308)
                                                   ----------    ----------
                                                      310,593     (40,308)
                                                   ----------    ----------
                                                   $  521,668    $132,748
                                                   ==========    ==========

See accompanying notes to financial statements.

               Trinity Works, Inc.
             Statements of Operations
  For The Years Ended January 31, 1996 and 1995

                                                       1996             1995

Sales                                              $  203,015      $   7,519
Cost of sales                                          81,052          3,501
                                                   ----------      ----------
Gross profit                                          121,963          4,018

Other costs and expenses:
 General and administrative                         1,026,134         35,092
 Research and development                              16,037          5,234
                                                   ----------      ----------
                                                    1,042,171         40,326
                                                   ----------      ----------
Income (loss) from operations                        (920,208)       (36,308)

Other income and (expense):
      Interest expense                                (12,000)        (5,000)
 Other                                                  1,205              -
                                                    ----------      ----------
                                                      (10,795)        (5,000)
                                                   ----------       ----------
  Net income (loss)                                $ (931,003)      $(41,308)
                                                   ==========       ==========

Earnings (loss) per share:
   Net income (loss)                                $   (0.53)      $  (0.03)
                                                   ==========      ==========
Weighted average shares outstanding                 1,758,717      1,615,000
                                                   ==========      ==========



 See accompanying notes to financial statements.

                             Trinity Works, Inc.
               Statement of Changes in Stockholders' Equity
               For The Years Ended January 31, 1996 and 1995

                                                        Additional
                             Common                      Paid -in    Accumulated
      ACTIVITY               Shares           Amount      Capital      (Deficit)     Total
Initial capitalization at
   August 1, 1994           1,615,000       $   1,615   $   (615)    $       -      $1,000

Net (loss) for the year                                                (41,308)    (41,308)
                          -----------      ----------  ----------    ----------   --------
Balance, January 31, 1995   1,615,000           1,615      (615)      (41,308)    (40,308)
Sale of shares for cash at $1.50
                              419,602              42     628,984      629,404
Stock issued for services     435,000             435     652,065      652,500
Reclass of S corporation deficit
 to paid-in capital                                                   (805,533)     805,533
Net (loss) for the year                                               (931,003)    (931,003)
                          -----------      ---------- -----------   -----------  ---------
Balance, January 31, 1996   2,469,602           2,470  $  474,901    $(166,778)  $  310,593
                          ===========      ========== ===========    =========== ==========


See accompanying notes to financial statements.
























               Trinity Works, Inc.
             Statements of Cash Flows
  For The Years Ended January 31, 1996 and 1995

                                                         1996        1995

Net income (loss)                                  $ (931,003)    $(41,308)
  Adjustments to reconcile net income to net
   cash provided by (used in) operating activities:
   Depreciation and amortization                       14,927        5,520
   Stock issued for services                          652,500
Changes in assets and liabilities:
    (Increase) decrease in receivables                (17,815)      (7,055)
    (Increase) decrease in inventory                  (49,551)     (74,145)
    (Increase) decrease in other assets                (1,450)
    Increase (decrease) in accounts payable
      and accrued expenses                             35,689       21,456
                                                   ----------     ---------
Total adjustments                                     634,300      (54,224)

  Net cash (used in) operations                      (296,703)     (95,532)

Cash flows from investing activities:
   Increase in intangible assets                                   (13,664)
   Acquisition of plant and equipment                 (14,705)     (43,404)

                                                    ----------    ---------
Net cash (used in) for investments                    (14,705)     (57,068)

Cash flows from financing activities:
   Common stock sold for cash                         629,404        1,000
   Increase in officer loans                                         1,600
   Repayment of officer loans                            (967)
   Proceeds from investor notes                                    150,000
                                                   ----------    ---------
Net cash provided by financing                        628,437      152,600
                                                    ---------    ----------
Increase (decrease) in cash                           317,029            -
Cash, beginning of period
                                                   ----------      ---------
Cash, end of period                                $  317,029     $      -

                                                   ==========      ==========

See accompanying notes to financial statements.








               Trinity Works, Inc.
             Statements of Cash Flows
  For The Years Ended January 31, 1996 and 1995


                                                       1996           1995

Supplemental cash flow information:
   Cash paid for interest                          $       -      $       -
   Cash paid for income taxes                      $       -      $       -


Supplemental disclosure of non-cash transactions:
   Common stock issued for services                $    652,500   $       -
   Increase in leased equipment                    $      3,297   $       -

See accompanying notes to financial statements.




































                        Trinity Works, Inc.
                  Notes to Financial Statements

 Note 1 - Accounting policies

Organization

Trinity Works, Inc. is a manufacturer of computer related products incorporated under the laws of the State of Texas during August 1994. The Company's customers to date have been mail order companies that stock its products and end user purchasers.


Inventories

Inventories, consisting principally of raw materials and finished goods, are valued at the lower of cost or market on a first in - first out basis.

Fixed assets

Fixed assets are stated at cost, less accumulated depreciation.
Depreciation is calculated under the straight line method over the expected useful lives of the assets of from three to seven years.

Net loss per share:

The net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation as their effect would be anti-dilutive.

Cash

For purposes of the statement of cash flows the Company considers all highly liquid debt instruments purchased with a maturity of 3 months or less to be cash equivalents. At January 31, 1996 the Company maintained $317,029 on deposit at one bank which exceeded the $100,000 deposit insurance limit by $217,029.

Revenue recognition

The Company recognizes revenue upon shipment of goods to its customers.

Patents and trademarks

The Company has applied for patents for certain of its products.
Patents and trademarks are amortized using the straight line method over a period of ten years and are stated net of accumulated amortization of $1,075 at January 31, 1996.

Estimates

The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Advertising costs

Advertising costs are charged to operations when the advertising first takes place. Advertising costs charged to operations were $141,915 and $13,409 in 1996 and 1995.


Note 2 - Inventories

Inventories consisted of the following at January 31, 1996 and
1995:
                                     1996         1995

    Raw materials                 $ 89,920     $ 67,063
    Finished goods                  33,776        7,082
                                  --------     --------
                                  $123,696     $ 74,145


Note 3 - Fixed assets

Fixed assets consist of the following at January 31 1996 and 1995:

                                      1996        1995

    Furniture and equipment       $  5,889     $  1,085
    Computer equipment              15,410       11,718
    Computer equipment (leased)      3,297            -
    Molds and dies                  35,816       30,601
    Leasehold improvements             995            -
                                  --------       ------                                    -61,677
                                    43,404
    Less: accumulated depreciation  18,935        5,374
                                  --------       ------
                                   $42,472      $38,030

Depreciation expense was $13,561 and $5,374 for the years ended
January 31, 1996 and 1995.

Note 4 - Notes payable - directors

During November 1994 the Company borrowed $75,000 from each of two of the Company's directors, one of whom is an immediate family member with the Company's president. The identical uncollateralized notes bear interest at prime plus 2% and are to be repaid from operating profits of the Company beginning after January 31, 1997.

Note 5 - Commitments

Operating leases

During March 1996, the Company entered into a lease in Austin, Texas for its corporate office and manufacturing facility. The lease provides for various escalations based on cost of living, real estate taxes, etc.

Future minimum rentals under the lease are as follows:

          1997: $19,442
          1998: $23,330
          1999: $23,330
          2000:  $3,888

Rent expense was $4,128 and $131 for the years ended January 31, 1996 and 1995, respectively.

Capital leases

The Company is the lessee of computer equipment under a capital lease that expires in January 1999. The assets and liability under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets.
The assets are depreciated over a three year period. Depreciation of the assets ($75) is included in depreciation expense for the year ended January 31, 1996.

Minimum future lease payments under the lease as of January 31, 1996 for each of the next three years and in the aggregate are as follows.

Year ended                          Amount
    January 31, 1997                $1,416
    January 31, 1998                 1,416
    January 31, 1999                 1,416
                                    ------
                                     4,248
Less interest amount                  (951)
                                    ------
Present value of minimum payment    $3,927


The interest rate on the lease amounts to 17.3% per annum.

During February 1996, the Company leased additional equipment under similar lease terms having a fair value of $6,240.

Note 6 - Stockholders equity

At inception, (August 1, 1994) the Company issued 1,615,002 shares of its $.001 par value common stock to three of its officers and directors in exchange for cash of $1,000.

During October 1995 the Company entered into a one year consulting agreement with an entity whereby the entity would provide to the Company financial consulting services. Pursuant to the agreement the entity agreed to assist the Company in preparing a private placement memorandum to obtain equity or debt financing in the amount of $600,000 and to assist the Company in completing the offering. In exchange for these services the Company agreed to pay
$92,630 in cash and to issue 323,000 shares of its $.001 par value common stock valued at $484,500. These amounts have been included in general and administrative expenses in 1996 in the accompanying

Statement of Operations.

During October 1995, the Company authorized the issuance of 100,000 each of A, B, and 250,000 of C stock purchase warrants exercisable as follows:

    $ 4.00 plus one A warrant for each share of common stock
    $ 6.00 plus one B warrant for each share of common stock
    $10.00 plus one C warrant for each share of common stock

The warrants are exercisable for a period of 24 months from the date of issue for the A and B warrants and 48 months for the C warrants, and are callable with 30 days notice at a price of $.001 per warrant.

During December, 1995 the Company began offering shares of its common stock at $1.50 per share pursuant to a private placement. The private placement was completed in January 1996 and the Company issued 419,602 shares of common stock for net cash proceeds aggregating
$629,404.

During the periods covered by these financial statements the Company issued shares of common stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the safe harbor exemptions from registration under section 4(2), it could be liable for recision of the sales if such exemptions were found not to apply.


Note 7 - Income taxes

The Company had elected to be treated as an "S" corporation under the provisions of the Internal Revenue Code and state statutes. Under these provisions, no income tax is normally incurred at the corporate level. Instead the shareholder includes his pro rata share of the corporations income or loss on his personal tax returns. During
January 1996 the number of shareholders of the Company exceeded the maximum number of shareholders allowed for an S corporation and the election was terminated. In addition, the Company used December 31, as its year end for income tax purposes. Effective January 1, 1996 the Company adopted Financial Accounting Standards Board Statement
No. 109, Accounting for Income Taxes.

Of the loss for the year ended January 31, 1996 approximately
$166,778 will be available as an operating loss carryforward for the Company expiring during 2011, and the balance will be allocated to the shareholders.

The accumulated loss through the termination of the "S" election of $805,533 has been reclassified to paid in capital in the accompanying financial statements.

The Company is unable to predict future taxable income that would enable it to utilize the deferred tax asset arising from the future value of the net operating loss and therefore the deferred tax asset of approximately $56,705 related thereto is fully reserved.

Note 8 - Related party transactions
During the year ended January 31, 1995 an officer and director of the made advances to the Company aggregating $1,600. During the year ended January 31, 1996 $967 of this debt was repaid in cash.

Note 9 - Sales to major customers

The Company made sales in excess of 10% of its net sales to unrelated parties for the year ended January 31, 1996 to two companies aggregating $128,105 (63%). Additionally, the Company had open uncollateralized accounts receivable from these customers aggregating
$12,445 January 31, 1996. The Company had no major customers during the year ended January 31, 1995.

The Company's major customers in 1996 consist of mail order companies who include a description of the Company's products in their advertisements in various computer related publications. The Company is charged for its share of the advertising costs and such billings are offset against accounts receivable from sales to these customers.

Note 10 - Stock option plan

During 1995, the Company adopted a non-statutory stock option plan which provides for granting to the Company's officers, directors, employees and certain other individuals who consult with or advise the Company, options to acquire up to 500,000 shares of the Company's common stock. The shares issuable under the plan are at a price not less than 85% of the fair market value of the stock on the date of grant. The exercise periods of the options are not to exceed ten years. No options have been granted pursuant to the plan as of January 31, 1996.

                               PART II
                  INFORMATION NOT REQUIRED BY PROSPECTUS

Item 13.        Other Expenses of Issuance and Distribution.
Other expenses in connection with this offering which will be paid by Trinity Works, Inc. (hereinafter in this Part II referred to as the "Corporation") are estimated to be substantially as follows:


                                                                    Amount
                                                                    Payable
Item                                                                   By
                                                                   Corporation
S.E.C. Registration Fees                                            $ 1,825.12
State Securities Laws (Blue Sky) Fees and Expenses                   1,500.00
Printing and Engraving Fees                                          5,000.00
Legal Fees                                                          15,000.00
Accounting Fees and Expenses                                        10,000.00
Transfer Agent's Fees                                                1,500.00

Total                                                              $34,825.12

Item 14.        Indemnification of Officers and Directors.

Indemnification. The Corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Texas, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or served any other enterprise as director, officer or employee at the request of the Corporation. The Board of Directors, in its discretion, shall have the power on behalf of the Corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Corporation. The extent of the indemnification shall be determined on a case by case basis and will be dependent on the nature of the action, suit or proceeding and the specific facts and circumstances surrounding the situation.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Corporation, the Corporation understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Item 15.        Recent Sales of Unregistered Securities.

In August, 1994, the Corporation issued 1,615,000 common shares to its officers and directors for the cash consideration of $1,615.

On May 16, 1995, the Corporation issued 348,000 common shares to Pratt, Wylce & Lords, Ltd. and 87,000 common shares to Clinton Clark for consulting services pursuant to the terms of a consulting agreement filed as an exhibit to the registration statement.

The Corporation pursued a private placement at $1.50 per common shares and issued a total of 419,602 to the following individuals.
These issuances were made in compliance with Rule
505, Regulation D of the Securities Act of 1933 by Registrant's
management, consultants and selected broker/dealers.   No commissions or
other remuneration was paid to anyone other than a NASD selected
broker/dealer.   No general solicitation was utilized.   There was less
than 35 nonaccredited investors.   The determination of whether an
investor was accredited or nonaccredited was based on the responses in the subscription agreement filled out by each investor.


Date                                         Amount of       Amount
Issued          Name                        Common Stock      Paid
- --------       --------                    -------------    --------
12-20-95      John Baer                       3,000         $4,500
12-21-95      Steve Ball                      3,000         $4,500
11-30-95      Tom Brennan                    15,000        $22,500
1-3-96        Ed Carlow                       5,000         $7,500
              Sue Castleman                   8,333
12-20-95      Pagogh Cho                      3,000         $4,500
               Jonathan Ceck
12-13-95      Al Damalak                      7,000        $10,500
12-18-95      Pauline Darosa                  4,000         $6,000
6-2-96        William DeMayo                  3,000         $4,500
               Murray Trachter
12-15-95      Gerald Dooher                   5,000         $7,500
12-2-95       Terrence Dooher                 5,000         $7,500
12-16-95      Del/Peggy Dugan                 3,000         $4,500
12-21-95      John Dunbar                     3,000         $4,500
1-2-96        Stuart Dupee                    3,000         $4,500
12-21-95      James Early                    16,667
12-19-95      Ora Elliott                     3,000         $4,500

12-15-95      Charles & Judith Franklin       3,000         $4,500
12-20-95      Randall Geist                   9,000        $13,500
12-18-95      Dr. Bob Gerner                 10,000        $15,000
12-19-95      Lynn Gjertsen                   3,000         $4,500
1-1-96        Charles Gluck                   3,000         $4,500
12-18-95      All American Way, Inc.
               Profit Sharing Plan           12,000        $18,000
12-19-95      Ken Gregory                     3,000         $4,500
12-11-95      James Haines                    3,334        	$5,000
12-20-95      Kim & Gavin Hart                3,000         $4,500
12-7-95       Richard Hinkle                  3,000         $4,500
12-28-95      Brian Hughes                    1,000         $1,500
12-14-95      Robert & Eleanor Hughes         6,000         $9,000
12-29-95      Robert Hunt IRA                 3,000         $4,500
12-12-95      Cliff Jaebker                   6,200
1-4-95        Grant Johnson                   3,000         $4,500
12-7-95       Virginia Junkin                 4,000         $6,000
12-29-95      Alan/Patti Katz                 3,000         $4,500
12-6-95       Larry Konfirst                  6,000         $9,000
12-21-95      John/Rosella Lawson            15,000        $22,500
12-21-95      Rosella Lawson                  3,000         $4,500
12-22-95      Kevin McGarry                   3,000         $4,500
12-13-95      John McKissach
12-1-95       John Santry                     3,000         $4,500
1-2-96        Ronald Montano                  7,334        $10,667
12-13-95      Blake Mosher                   20,000        $30,000
12-12-95      Bowman Najmi                    7,000        $10,500
12-6-95       Jonathan/Melissa Pace           8,000        $12,000
12-20-95      Elaine & William Paton          9,000        $13,500
12-4-95       Scott/Marcia Rader              3,000         $4,500
12-8-95       Al Ridenger                    15,000        $22,500
              Al Ridenger, Jr.                3,000         $4,500
12-21-95	     Jerry & Sarah Robertson         3,000         $4,500
12-10-95      Jay Rydman                      4,000         $6,000
12-17-95      Manuez Sanchez                  7,000        $10,500
1-2-96        Carol Sarwar                    4,000         $6,000
12-11-95      Paula/Steve Schaefer            7,000        $10,500
12-11-95      Mary Jane & Vic Sohle           1,000         $1,500
              Derek Steele
12-21-95      Rick Pease                      3,000         $4,500
12-22-95      Nancy Stiehl                    3,000         $4,500
12-20-95      Karen Sussman                   7,000        $10,500
12-22-95      Mitsao Tatsugawa                3,000         $4,500
12-6-95       William Taylor                  6,000         $9,000
12-5-95       Larry/Lori Turrel              40,000        $60,000
1-10-96       John Watson                     6,000         $9,000
12-13-95      Harry Welch                    20,000        $30,000
12-26-95      2422  Brazoria                  3,000         $4,500
12-8-95       John Wilson                     3,000         $4,500
12-14-95      Howard Witzel                  20,000        $30,000
12-23-95      Johnny Wong                     3,000         $4,500
12-11-95      Shane Yost                      3,734         $5,601

The Corporation issued Common Shares to the following employees as partial compensation valued at $1.50 per Common Share.

1-1-96        Darrell Hughes                 40,000         $60,000
1-1-96        Jonathan Avedikian             20,000         $30,000
1-1-96        Matt Casteman                  20,000         $30,000
4-1-96        David Avedikian                 2,000         $3,000

The Corporation issued 6,536 Common Shares to Darrell Daugherty on May 22, 1996 valued at $1.50 per Common Share.

During June, 1996, the Corporation received $590,000 by privately issuing the following
Common Shares at $2.50 per Common Share.

Breaux Castleman               32,000         $80,000
James Early                    20,000         $50,000
Dick Galley                    80,000        $200,000
Al Ridenger                    20,000         $50,000
Larry Turel                    20,000         $50,000
Howard Witzel                  20,000         $50,000
John Wilson                    24,000         $60,000
Harry Welch                    20,000         $50,000

Due to the integration rules of Section 502(a), all of the above issuances of common stock would be deemed to be integrated and deemed to be part of
the same Regulation D offering (Section 505).   As a result, the Corporation
obtained subscription agreements from all investors which indicated
whether or not the investors were accredited.   There were a total
of 33 non-accredited investors.   All of the above sales were made without
general solicitation.   No commissions were paid to anyone other than
registered NASD broker-dealers.    The total aggregate value of all of the
issuances were substantially less than $5,000,000.

                              Exhibit Index.
(1)                   Not Applicable
(2)                   Not Applicable
(3)                   Articles of Incorporation, Amendments and Bylaws
(4)                   Specimen certificate for Common Stock - to be filed
                            by amendment
(5) Consent and Opinion of Jody M. Walker, Attorney At Law regarding legality of securities registered under this Registration Statement and to the references to such attorney in the Prospectus filed as part of this Registration Statement
(6)                   Not Applicable
(7)                   Not Applicable
(8)                   Not Applicable
(9)                   Not Applicable

(10)                  Not Applicable
(11)                  Not Applicable
(12)                  Not Applicable
(13)                  Not Applicable
(14)                  Not Applicable
(15)                  Not Applicable
(16)                  Not Applicable
(17)                  Not Applicable
(18)                  Not Applicable
(19)                  Not Applicable
(20)                  Not Applicable
(21)                  Not Applicable
(22)                  Not Applicable
(23)                  Not Applicable
(24)                  Consent of Winter, Scheifley & Associates, P.C.,
                      Certified Public Accountants for the Corporation
(25)                  Not Applicable
(26)                  Not Applicable
(27)                  Not Applicable
(28)                  Not Applicable
(99.1)                Consulting Agreement with Pratt, Wylce & Lords, Ltd.
(99.2)                Lock Up Agreement - to be filed by amendment

Item 17.        Undertaking.

        The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the Registration
Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     Delivery of Certificates.

     The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c)     Indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in the Corporation's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





























                              Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has
duly caused this Registration Statement on Form S-1 as amended to be signed on its behalf by undersigned, thereunto duly authorized, in the city of Austin,
State of Texas on the 7th day of August,            1996.

                                                         Trinity Works, Inc.


                                                          /s/ Mark Castleman
                                                          --------------------
                                                          By: Mark Castleman,
                                                              President

Pursuant to the requirements of the Securities Act of 1933, this Registration on Form S-1 as amended has been signed by the following persons in the capacities and on the dates indicated.


Signature                              Capacity                     Date

/s/ Mark Castleman                                                 7/8/96
- ---------------------------      Chief Executive Officer      ----------------
Mark Castleman                   Chief Financial Officer
                                 Controller/Director

/s/ Michael Castleman                                               7/8/96
- ---------------------------           Director                 ----------------
Michael Castleman


Exhibit Index.
(1)                   Not Applicable
(2)                   Not Applicable
(3)                   Articles of Incorporation, Amendments and Bylaws
(4)                   Specimen certificate for Common Stock - to be filed
                          by amendment
(5)                   Consent and Opinion of Jody M. Walker, Attorney At Law
                      regarding legality of securities registered under this
                      Registration Statement and to the references to such
                      attorney in the Prospectus
                      filed as part of this Registration Statement
(6)                   Not Applicable
(7)                   Not Applicable
(8)                   Not Applicable
(9)                   Not Applicable
(10)                  Not Applicable
(11)                  Not Applicable
(12)                  Not Applicable
(13)                  Not Applicable
(14)                  Not Applicable
(15)                  Not Applicable
(16)                  Not Applicable
(17)                  Not Applicable
(18)                  Not Applicable
(19)                  Not Applicable
(20)                  Not Applicable
(21)                  Not Applicable
(22)                  Not Applicable
(23)                  Not Applicable
(24)                  Consent of Winter, Scheifley & Associates, P.C.,
                      Certified Public Accountants for the Corporation
(25)                  Not Applicable
(26)                  Not Applicable
(27)                  Not Applicable
(28)                  Not Applicable
(99.1)                Consulting Agreement with Pratt, Wylce & Lords, Ltd.
(99.2)                Lock Up Agreement - to be filed by amendment